Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RTX Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $1.00 par value per share(1)	Rule 457(c) and 457(h)	75,000,000	$96.63(2)	$7,247,250,000	$110.20 per million	$798,646.95

TOTAL	—	—	—		—	$7,247,250,000	$110.20 per million	$798,646.95

(1)

RTX Corporation (the “Company”) is filing this Registration Statement to register 75,000,000 shares of common stock, $1.00 par value per share (“Common Stock”), for issuance under the Raytheon Technologies Corporation 2018 Long-Term Incentive Plan, as amended and restated effective April 26, 2021 (the “Plan”), which are in addition to Common Stock previously registered in connection with the Plan on the Registration Statement on Form S-8 filed with the Commission on June 22, 2018 (File No. 333-225839). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Company’s Common Stock that become issuable under the Plan set forth herein by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Company’s Common Stock, as applicable.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on July 20, 2023, which date is within five business days prior to filing this Registration Statement.